Exhibit 99.1

[VIVUS LOGO]

COMPANY CONTACT:	INVESTOR CONTACTS:
VIVUS, Inc.	Lippert/Heilshorn & Associates, Inc.
Richard Walliser	Bruce Voss (bvoss@lhai.com)
(650) 934-5200	(310) 691-7100
ir@vivus.com	Jody Cain (jcain@lhai.com)
www.vivus.com	www.lhai.com

FOR IMMEDIATE RELEASE

VIVUS ANNOUNCES $17.5 MILLION PRIVATE PLACEMENT

MOUNTAIN VIEW, Calif. (May 28, 2003) VIVUS, Inc. (Nasdaq NM: VVUS) today announced that on Friday, May 23, 2003, it completed a private placement of 4,375,000 shares of common stock for aggregate gross proceeds of $17.5 million. The shares of common stock were sold at $4.00 per share, an approximate 9% discount to the five-day trailing average ended May 21, 2003. The shares were purchased by a select group of investors consisting of accounts managed by Zesiger Capital Group LLC, SAC Capital Associates, LLC, Royal Bank of Canada, Special Situations Funds and Baystar Capital II, L.P. C.E. Unterberg, Towbin acted as the exclusive placement agent to VIVUS for this private placement.

The net proceeds of this financing are intended for general corporate purposes, including the possible licensing of new technology and for clinical development programs in the areas of Female Sexual Dysfunction, Erectile Dysfunction and Premature Ejaculation.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The common stock has not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. VIVUS has agreed to file a registration statement covering resales of the shares of common stock by the investors.

VIVUS, Inc. is a pharmaceutical company engaged in the development of innovative therapies for the treatment of quality-of-life disorders in men and women, with a focus on sexual dysfunction. Current development programs target Female Sexual Dysfunction (FSD), Erectile Dysfunction (ED) and Premature Ejaculation (PE). VIVUS developed and markets in the U.S. MUSE® (alprostadil) and ACTIS®, two innovations in the treatment of erectile dysfunction, and has partnered with Meda AB (Stockholm: MEDAa.ST) for the international marketing and distribution of its male transurethral ED products. In Canada, VIVUS has partnered exclusively with Paladin Labs (TSE: PLB) to market and distribute MUSE. For more information, please visit the Company’s Web site at: www.vivus.com.

This news release contains forward-looking statements about the expected use of funds and the potential development and commercialization of products in treating male and female sexual dysfunction that are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. As with any pharmaceutical under development, there are significant risks and uncertainties in development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this news release will be successful or that any product will receive regulatory approval for any indication. Further, even if the Company were to receive regulatory approval for a product, there could be no assurance that such a product would prove to be commercially successful. Please see the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Forms 10-Q for the quarter ended March 31, 2003, which identify these and other risks and uncertainties that may cause actual results or events to differ materially from those described in this news release.

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